EXHIBIT 34.1

ATTESTATION REPORT ON ASSESSMENT OF COMPLIANCE WITH SERVICING
CRITERIA FOR
ASSET-BACKED SECURITIES OF DELOITTE & TOUCHE LLP
ON BEHALF OF APPALACHIAN POWER COMPANY, AS SERVICER

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholder of
Appalachian Consumer Rate Relief Funding LLC
Columbus, Ohio

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with Servicing Criteria for Asset-Backed Issuers, that Appalachian Consumer Rate Relief Funding LLC, (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the Senior Secured Consumer Rate Relief Funding Bonds, Series A-1 and A-2, (the "Securities”) as of and for the year ended December 31, 2013, excluding criteria 1122(d)(l)(ii), 1122(d)(l)(iii), l122(d)(l)(iv), 1122(d)(2)(vi), 1122(d)(3)(ii), 1122(d)(4)(iii), 1122(d)(4)(v), 1122(d)(4)(ix),1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), l 122(d)(4)(xiii), and l122(d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Securities. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Securities, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Securities. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report.  We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2013 for the Senior Secured Consumer Rate Relief Funding Bonds, Series A-1 and A-2, is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP

March 28, 2014
Columbus, Ohio